Exhibit 99.1

Albany International Reports First-Quarter 2005 Earnings

First-Quarter Highlights

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Net income per share was $0.60, compared to $0.10 for the same period last year. In 2004 restructuring charges and an impairment loss reduced net income by $0.24 per share and $0.08 per share, respectively.

-	The resolution of certain income tax matters favorably affected net income by $0.04 per share in 2005 and $0.03 per share in 2004.

-	Net sales were $241.1 million, an increase of 4.2 percent compared to the same period last year and 0.9 percent excluding the effect of changes in currency translation rates.

-	Operating income was $29.8 million, compared to $13.0 million in the first quarter of 2004. In the earlier period, restructuring charges reduced operating income by $11.6 million.

-	Net cash provided by operating activities was $27.4 million during the quarter, compared to $24.5 million for the same period last year.

          ALBANY, N.Y., April 21 /PRNewswire-FirstCall/ -- Albany International Corp. (NYSE/PCX/FWB: AIN) reported first-quarter net income per share of $0.60, compared to $0.10 for the same period last year.  In 2004 restructuring charges and an impairment loss reduced net income by $0.24 per share and $0.08 per share, respectively.

          The resolution of certain income tax matters had a favorable effect on earnings amounting to $0.04 per share in 2005 and $0.03 per share in 2004.     Net sales increased $9.8 million, or 4.2 percent compared to the same period last year.  Excluding the effect of changes in currency translation rates, net sales increased 0.9 percent.

          The Company revised certain components of its operating segments to be consistent with the new internal financial reporting and management structure announced in the first quarter of 2005 and to comply with Financial Accounting Standards No. 131.  The Company’s Engineered Products business line is now included in the Applied Technologies segment; in previous financial reports, this business line was included in the Engineered Fabrics segment; certain activities previously included in the Applied Technologies segment have been reclassified to the Engineered Fabrics segment.  The components of the Engineered Fabrics and Applied Technologies segments are defined in “Comments on Operations.”

          The following table presents 2004 and 2005 net sales by segment and the effect of changes in currency translation rates and reflects the segment changes identified above:

	Net sales Three months ended March 31,		Increase in first quarter 2005 net sales due to changes in currency translation rates	Percent Change	Percent Change Excluding Currency Rate Effect

(in thousands)	2005	2004

Engineered Fabrics	$182,346	$176,068	$5,692	3.6%	0.3%
Albany Door Systems	29,326	27,832	1,264	5.4%	0.8%
Applied Technologies	29,392	27,406	698	7.2%	4.7%
Total	$241,064	$231,306	$7,654	4.2%	0.9%

          Gross profit was 40.8 percent of net sales in the first quarter of 2005, compared to 39.7 percent in the first quarter of 2004.  The increase is due principally to higher sales in 2005 and the benefits of cost reduction initiatives completed in 2004.

          Selling, technical, general, and research expenses increased 2.1 percent compared to the first quarter of 2004, but decreased 0.9 percent excluding the effect of changes in currency translation rates.

          Operating income was $29.8 million in the first quarter of 2005, compared to $13.0 million in the same period last year. In 2004 restructuring charges reduced operating income by $11.6 million.

          Other expense, net, was $1.3 million for the quarter, compared to $5.8 million for the first quarter of 2004.  The decrease is due principally to an impairment loss of $4.0 million in 2004 that represented the full value of the Company’s investment in an unaffiliated company.

          Income tax expense includes, in both years, the benefit of resolving certain income tax matters that increased net income by $1.4 million in 2005 and $0.9 million in 2004.

          Net cash provided by operating activities was $27.4 million during the first quarter of 2005, compared to $24.5 million for the same period of 2004. Excluding the effect of changes in currency translation rates, inventories increased $8.5 million during the first quarter of 2005, while accounts receivable decreased $3.8 million.

          Capital spending during the quarter was $9.5 million.  For the full year, capital spending is expected to be approximately $45 million.

          Comments on Operations

          Chairman and Chief Executive Officer Frank Schmeler commented, “Net sales increased in each of our business segments during the quarter.  Margins improved despite the impact of expected cost increases in energy, raw materials, and employee health costs.”

          Engineered Fabrics

          (This segment includes Paper Machine Clothing (PMC) and Process Belts used in the manufacture of paper and paperboard products.  Engineered Products for the nonwovens and pulp industries, previously included in this segment, is now included in the Applied Technologies segment.)

          First-quarter 2005 net sales for the Engineered Fabrics segment increased 3.6 percent compared to the same period last year.  Excluding the effect of changes in currency translation rates, net sales increased 0.3 percent compared to the first quarter of 2004.  Our supply strategy continues to focus on the introduction of products and services that will increase our customers’ profitability.  As a result, we were able to obtain modest price increases in several markets during the quarter.  The combination of stronger net sales and the benefit of completed restructuring activities resulted in improved earnings in this segment for the quarter.

          Albany Door Systems

          (This segment includes sales and service of High Performance Doors and after-market sales to a wide variety of industrial customers.)     First-quarter net sales for the Door Systems segment increased 5.4 percent compared to the first quarter of 2004 and 0.8 percent excluding the effect of changes in currency translation rates.  Economic weakness in Europe continued to adversely impact this segment.  Earnings for the segment increased due to sales gains in North America and improved operating efficiencies in both Europe and North America.

          Applied Technologies

          (This segment includes materials and structural-component businesses including insulation for personal outerwear and home furnishings (PrimaLoft); specialty materials and composite structures for aircraft and other applications (Techniweave); specialty filtration products for wet and dry applications (Industrial Process Technologies); industrial insulation products (High Performance Materials); and fabrics, wires and belting products for the nonwovens and pulp industries (Engineered Products).

          Net sales in this segment for the first quarter of 2005 increased 7.2 percent compared to the same period in 2004 and 4.7 percent excluding the effect of changes in currency translation rates.  New products and efficiency gains continue to drive increased revenue and earnings in this segment.

          Looking Ahead

          Mr. Schmeler continued, “We are cautiously optimistic about the remainder of 2005, encouraged by the improved earnings for the Engineered Fabrics segment in the first quarter and the positive impact of our completed restructuring activities.  However, we are concerned about the current uncertainty regarding prospects for global economic growth.

          “Improving revenue and earnings in the Albany Door Systems segment appear to be sustainable, despite economic weakness in Europe.  Results in the Applied Technologies segment are promising, and we expect to see continued improvements over last year, driven by new products, efficiency gains, and new market opportunities.

          “Our focus on value-added products and solutions for our customers is resulting in the accelerated development of new products in each of our business segments.  By creating solutions for our customers that significantly improve their operations and increase their profitability, we are also providing value to our shareholders.

          “In the uncertain global environment of 2005, we will focus on business growth.  We will generate growth by concentrating on the areas under our control, including new product development, efficiency improvements, and the strong relationships we have developed with our customers.”

          The Company plans a live webcast to discuss first-quarter 2005 earnings on Friday, April 22, 2005, at 9:00 a.m. Eastern Time.  For access, go to http://www.albint.com.

          Albany International is the world’s largest producer of paper machine clothing and high-performance doors with manufacturing plants strategically located to serve its global customers.  Additional information about the Company and its businesses and products is available at http://www.albint.com.

          This release contains certain items that may be considered to be non-GAAP financial measures.  Such items are provided because management believes that, when presented together with the GAAP items to which they relate, they can provide additional useful information to investors regarding the registrant’s financial condition, results of operations, and cash flows. The effect of changes in currency translation rates is calculated by converting amounts reported in local currencies into U.S. dollars at the exchange rate of a prior period.  That amount is then compared to the U.S. dollar amount reported in the current period.

          Forward-looking statements in this release or in the webcast, including statements about future economic conditions, energy costs, growth, sales and earnings, cash flows, pricing, markets, new products, paper industry outlook, capital expenditures, tax rates, and depreciation and amortization are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements are based on current expectations and are subject to various risks and uncertainties, including, but not limited to, economic conditions affecting the paper industry and other risks and uncertainties set forth in the Company’s 2004 Annual Report to Shareholders and subsequent filings with the U.S. Securities and Exchange Commission.

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED
EARNINGS
(in thousands except per share data)
(unaudited)

	Three Months Ended March 31,

	2005	2004

Net sales	$241,064	$231,306
Cost of goods sold	142,729	139,528
Gross profit	98,335	91,778
Selling, technical, general and research expenses	68,541	67,152
Restructuring, net	—	11,593
Operating income	29,794	13,033
Interest expense, net	3,689	3,654
Other expense, net	1,318	5,787
Income before income taxes	24,787	3,592
Income tax expense	6,048	217
Income before associated companies	18,739	3,375
Equity in earnings/(losses) of associated companies	170	(82)
Net income	18,909	3,293
Retained earnings, beginning of period	434,057	433,407
Dividends declared	(2,534)	(2,370)
Retained earnings, end of period	$450,432	$434,330
Earnings per share - basic:
Net income	$0.60	$0.10
Earnings per share - diluted:
Net income	$0.59	$0.10
Average number of shares used in basic earnings per share computations	31,534	33,596
Average number of shares used in diluted earnings per share computations	32,099	34,240
Dividends per share	$0.08	$0.07

ALBANY INTERNATIONAL CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	(unaudited) March 31, 2005	December 31, 2004

ASSETS
Cash and cash equivalents	$65,883	$58,982
Accounts receivable, net	135,895	144,950
Note receivable	19,339	18,955
Inventories:
Finished goods	99,662	96,061
Work in process	57,398	57,470
Raw material and supplies	33,575	31,999
	190,635	185,530
Deferred taxes	24,832	26,526
Prepaid expenses	9,018	8,867
Total current assets	445,602	443,810
Property, plant and equipment, net	361,767	378,170
Investments in associated companies	6,206	6,456
Intangibles	13,654	14,207
Goodwill	164,582	171,622
Deferred taxes	87,296	87,848
Cash surrender value of life insurance policies	35,381	34,583
Other assets	21,078	19,064
Total assets	$1,135,566	$1,155,760
LIABILITIES AND SHAREHOLDERS’ EQUITY
Notes and loans payable	$7,839	$14,617
Accounts payable	39,955	43,378
Accrued liabilities	107,757	120,263
Current maturities of long-term debt	1,231	1,340
Income taxes payable and deferred	24,695	29,620
Total current liabilities	181,477	209,218
Long-term debt	212,831	213,615
Other noncurrent liabilities	156,691	147,268
Deferred taxes and other credits	34,342	34,882
Total liabilities	585,341	604,983
Commitments and Contingencies	—	—
SHAREHOLDERS’ EQUITY
Preferred stock, par value $5.00 per share; authorized 2,000,000 shares; none issued	—	—
Class A Common Stock, par value $.001 per share; authorized 100,000,000 shares; issued 33,464,129 in 2005 and 33,176,872 in 2004	33	33
Class B Common Stock, par value $.001 per share; authorized 25,000,000 shares; issued and outstanding 3,236,476 in 2005 and 3,236,476 in 2004	3	3
Additional paid in capital	303,488	296,045
Retained earnings	450,432	434,057
Accumulated items of other comprehensive income:
Translation adjustments	(37,507)	(11,711)
Derivative valuation adjustment	(1,359)	(2,785)
Pension liability adjustment	(38,369)	(38,369)
	676,721	677,273
Less treasury stock (Class A), at cost (5,004,152 shares in 2005 and in 2004)	126,496	126,496
Total shareholders’ equity	550,225	550,777
Total liabilities and shareholders’ equity	$1,135,566	$1,155,760

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended March 31,

	2005	2004

OPERATING ACTIVITIES
Net income	$18,909	$3,293
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in (earnings)/losses of associated companies	(170)	82
Depreciation	13,376	13,825
Amortization	725	928
Provision for deferred income taxes, other credits and long-term liabilities	5,200	5,392
Provision for write-off of equipment	807	5,269
Provision for impairment of investment	—	4,000
Increase in cash surrender value of life insurance	(798)	(667)
Change in unrealized currency transaction gains and losses	(569)	6,268
Gain on disposition of assets	—	736
Shares contributed to ESOP	2,368	2,588
Tax benefit of options exercised	1,262	913
Changes in operating assets and liabilities:
Accounts receivable	4,409	(1,862)
Note receivable	(384)	833
Inventories	(8,451)	(5,319)
Prepaid expenses	(339)	891
Accounts payable	464	930
Accrued liabilities	(2,100)	(3,357)
Income taxes payable	(4,841)	(12,044)
Other, net	(2,455)	1,814
Net cash provided by operating activities	27,413	24,513
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(9,508)	(15,275)
Purchased software	(411)	(140)
Proceeds from sale of assets	—	1,246
Net cash used in investing activities	(9,919)	(14,169)
FINANCING ACTIVITIES
Proceeds from borrowings	8,040	8,299
Principal payments on debt	(15,493)	(6,100)
Purchase of treasury shares	—	(19,127)
Proceeds from options exercised	3,814	3,416
Debt issuance costs	—	(1,555)
Dividends paid	(2,509)	(2,346)
Net cash used in financing activities	(6,148)	(17,413)
Effect of exchange rate changes on cash flows	(4,445)	(2,907)
Increase/(decrease) in cash and cash equivalents	6,901	(9,976)
Cash and cash equivalents at beginning of year	58,982	78,822
Cash and cash equivalents at end of period	$65,883	$68,846

SOURCE  Albany International Corp.
          -0-                                                  04/21/2005
          /CONTACT:  Kenneth C. Pulver, Vice President-Global Marketing &
Communications of Albany International Corp., +1-518-445-2214/
          /Web site:  http://www.albint.com /